EXHIBIT 99

Media Relations	Public Service Enterprise Group 80 Park Plaza, T6 Newark, N.J. 07102

FOR IMMEDIATE RELEASE	CONTACT:	Michael Jennings
January 15, 2019		609-610-5161
Michael.Jennings@pseg.com

PSEG Controller Stuart Black to Retire; will be succeeded by Rose Chernick

Scott Jennings Promoted to SVP Corporate Planning, Strategy & Utility Finance

(NEWARK, N.J. – January 15, 2019) Public Service Enterprise Group (PSEG) today announced that Stuart J. Black, vice president and controller, is retiring. The company named Rose Chernick, vice president-finance, corporate strategy and planning, as Black’s successor, effective March 11. Black will help transition the role’s responsibilities to Chernick until his official retirement in May.

The company also announced the promotion of Scott Jennings, vice president – finance, PSE&G, to senior vice president – corporate planning, strategy and utility finance, also effective March 11. He will continue to lead finance for PSE&G and PSEG Long Island and assume additional responsibilities previously assigned to Chernick, including corporate strategy and planning.

Chernick and Jennings will continue to report to Dan Cregg, PSEG’s executive vice president and chief financial officer.

“Stuart’s strong financial acumen and deep understanding of our businesses have been invaluable to PSEG,” Cregg said. “He has played a key role ensuring the highest standards of disclosure for the company’s financial reporting to the SEC and our regulators. We thank Stuart for his many contributions over the last 17 years and wish him the best.”

Black joined PSEG in 2002 as vice president – internal auditing services for PSEG Services Corp. In 2010, he was named vice president and assistant controller, PSEG Power, and, in July 2014, was named PSEG’s controller.

“Rose and Scott are strategic leaders with established records of success and will continue to contribute to PSEG’s financial strength,” Cregg said. “Both have a deep and broad understanding of the opportunities and challenges that are impacting the industry. We congratulate them as they take on their new leadership positions in our company.”

Chernick has been in her current role since October 2015. She joined PSEG in 2004 as a director in the accounting organization. In 2010, she was promoted to vice president and has since held a variety of positions of increasing responsibility. Chernick joined PSEG from NextEra Energy Resources (formerly FPL Energy).

She holds bachelor’s degrees in finance and accounting and a master’s degree in accounting, all from Florida Atlantic University.

Jennings has been with PSEG since 1998, when he joined the corporate accounting group. He has held a variety of leadership positions in finance, strategy and planning, business development, and mergers and acquisitions. Prior to joining PSEG, he worked in Deloitte’s financial services and public utilities practice.

He holds a bachelor’s degree in business administration and an MBA in accounting from Pace University.

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Public Service Enterprise Group Inc. (PSEG) (NYSE: PEG) is a publicly traded diversified energy company with approximately 13,000 employees. Headquartered in Newark, N.J., PSEG’s principal operating subsidiaries are: Public Service Electric and Gas Co. (PSE&G), PSEG Power and PSEG Long Island. PSEG is a Fortune 500 company included in the S&P 500 Index and has been named to the Dow Jones Sustainability Index for North America for 11 consecutive years (www.pseg.com).

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